Exhibit 1.1

A.G.P./Alliance Global Partners
590 Madison Avenue, 28th Floor
New York, NY 10022

February 10, 2025

Momentus Inc.
3901 N. First Street
San Jose, California 95134
Attention: John Rood

Re:	Placement Agency Agreement

Dear Mr. Rood:

Subject to the terms and conditions of this letter agreement (the “Agreement”) between A.G.P./Alliance Global Partners, as the sole placement agent (“A.G.P.”) (A.G.P. is also referred to herein as the “Placement Agent”), and Momentus Inc., a Delaware corporation (the “Company”), the parties hereby agree that the Placement Agent shall serve as the placement agent for the Company, on a “reasonable best efforts” basis, in connection with the proposed placement (the “Placement”) of registered securities of the Company, consisting of: (i) shares of Class A common stock, par value $0.00001 per share (“Common Stock”), and/or (ii) Pre-Funded Warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”) and (iii) Class A  Common Warrants to purchase shares of Common Stock (the “Common Warrants”, and together with the Pre-Funded Warrants, the “Warrants”).  The Common Stock and Warrants actually placed by the Placement Agent are referred to herein as the “Placement Agent Securities.”  The documents executed and delivered by the Company and the Purchasers (as defined below) in connection with the Placement, including, without limitation, a securities purchase agreement (the “Purchase Agreement”), shall be collectively referred to herein as the “Transaction Documents.”  The terms of the Placement shall be mutually agreed upon by the Company and the purchasers listed in the Purchase Agreement (each, a “Purchaser” and collectively, the “Purchasers”), and nothing herein constitutes that the Placement Agent would have the power or authority to bind the Company or any Purchaser, or an obligation for the Company to issue any Placement Agent Securities or complete the Placement.  The Company expressly acknowledges and agrees that the Placement Agent’s obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by the Placement Agent to purchase the Placement Agent Securities and does not ensure the successful placement of the Placement Agent Securities or any portion thereof or the success of the Placement Agent with respect to securing any other financing on behalf of the Company.  The Placement Agent may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the Placement, subject to the prior written approval in each case of the Company.  Certain affiliates of the Placement Agent may participate in the Placement by purchasing some of the Placement Agent Securities.  The sale of Placement Agent Securities to any Purchaser will be evidenced by the Purchase Agreement between the Company and such Purchaser, in a form reasonably acceptable to the Company and the Purchaser. Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.  Prior to the signing of any Purchase Agreement, officers of the Company will be available to answer inquiries from prospective Purchasers.

SECTION 1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY; COVENANTS OF THE COMPANY.

A.
Representations of the Company.  With respect to the Placement Agent Securities, each of the representations and warranties (together with any related disclosure schedules thereto) and covenants made by the Company to the Purchasers in the Purchase Agreement in connection with the Placement, is hereby incorporated herein by reference into this Agreement (as though fully restated herein) and is, as of the date of this Agreement and as of the Closing Date, hereby made to, and in favor of, the Placement Agent.  In addition to the foregoing, the Company represents and warrants that there are no affiliations with any Financial Industry Regulatory Authority (“FINRA”) member firm participating in the Placement among the Company’s officers, directors or, to the knowledge of the Company, any five percent (5.0%) or greater stockholder of the Company.

B.
Covenants of the Company.  The Company covenants and agrees to continue to retain (i) a firm of Public Company Accounting Oversight Board independent registered public accountants for a period of at least two (2) years after the Closing Date and (ii) a competent transfer agent for a period of two (2) years after the Closing Date, provided the Company is then subject to the reporting requirement of the Exchange Act (as defined below).  Furthermore, for thirty (30) days after the Effectiveness Date, the Company shall not, without the prior written consent of the Placement Agent (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or (ii) file any registration statement or amendment or supplement thereto, other than the Registration Statement pursuant to the Registration Rights Agreement or filing a registration statement on Form S-8 in connection with any employee benefit plan; provided, however, such restrictions shall not apply with respect to an Exempt Issuance.  In addition, other than the exceptions set forth in the Purchase Agreement, from the date hereof until six (6) months after the Effectiveness Date, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction (as defined in the Purchase Agreement).

SECTION 2. REPRESENTATIONS OF THE PLACEMENT AGENT.  The Placement Agent represents and warrants that it (i) is a member in good standing of the FINRA, (ii) is registered as a broker/dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) is licensed as a broker/dealer under the laws of the United States of America, applicable to the offers and sales of the Placement Agent Securities by the Placement Agent, (iv) is and will be a corporate body validly existing under the laws of its place of incorporation, and (v) has full power and authority to enter into and perform its obligations under this Agreement.  The Placement Agent will immediately notify the Company in writing of any change in its status with respect to subsections (i) through (v) above.  The Placement Agent covenants that it will use its reasonable best efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law.

SECTION 3. COMPENSATION.

A.
In consideration of the services to be provided for hereunder, the Company shall pay to the Placement Agent and/or its respective designees a cash fee of 7.0% of the aggregate purchase price paid by any and all Purchasers at the Closing. The Placement Agent reserves the right to reduce any item of compensation or adjust the terms thereof as specified herein in the event that a determination is made by FINRA to the effect that the Placement Agent’s aggregate compensation is in excess of that permitted by FINRA Rules or that the terms thereof require adjustment.

B.
The Company further agrees to issue to the Placement Agent and/or its designees on the Closing Date, warrants to purchase such number of Common Stock equal to five percent (5.0%) of the shares of Common Stock or shares of Common Stock underlying any Pre-Funded Warrants  issued at the Closing (the “Placement Agent’s Warrants”). The Placement Agent’s Warrants shall terminate five (5) years from the date of commencement of sales of this offering. The exercise price of the Placement Agent’s Warrants shall be 110% of the offering price per share of Common Stock sold in the Placement, which equals $4.3175 per share. The Placement Agent’s Warrants and the shares of Common Stock issuable upon exercise of the Placement Agent’s Warrants (collectively “Compensation Securities”) will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), neither the Placement Agent’s Warrants nor any of the shares of Common Stock issued upon exercise of the Placement Agent’s Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days beginning on the date of commencement of sales of the Placement Agent Securities.

C.
For a period of twelve (12) months from the Closing, the Company will grant the Placement Agent an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the Placement Agent’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such twelve (12) month period for the Company, or any successor to or any subsidiary of the Company, on terms customary to the Placement Agent. The Placement Agent shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in any such offering and the economic terms of any such participation.

SECTION 4. EXPENSES. The Company agrees to pay all costs, fees and expenses incurred by the Company in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation: (i) all expenses incident to the issuance, delivery and qualification of the Placement Agent Securities (including all printing and engraving costs); (ii) all fees and expenses of the transfer agent; (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Placement Agent Securities; (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors; (v) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of any registration statement (including financial statements, exhibits, schedules, consents and certificates of experts), preliminary prospectus and prospectus, and all amendments and supplements thereto, and this Agreement; (vi) all filing fees, reasonable attorneys’ fees and expenses incurred by the Company in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Placement Agent Securities for offer and sale under the state securities or blue sky laws or the securities laws of any other country; (vii) the fees and expenses associated with including the Placement Agent Securities on the Trading Market; (viii) up to $95,000 for accountable expenses related to legal fees of counsel to the Placement Agent; and (ix) non-accountable expenses, including IPREO software related expenses, background check expenses, tombstones and marketing related expenses, including road show expenses, and any other non-accountable expenses incurred by the Placement Agent in connection with the Placement, provided, however, that such reimbursement for non-accountable expenses shall not exceed $10,000; provided, that this sentence in no way limits or impairs the indemnification or contribution provisions contained herein. The Placement Agent reserves the right to reduce any item of compensation or adjust the terms thereof as specified herein in the event that a determination shall be made by FINRA to the effect that the Placement Agent’s aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment.

SECTION 5. INDEMNIFICATION.

A.
To the extent permitted by law, with respect to the Placement Agent Securities, the Company shall indemnify the Placement Agent and its affiliates, agents, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each such entity or person, an “Indemnified Person”) from and against all claims, actions, suits, proceedings (including those of stockholders), damages, costs and liabilities (collectively, “Claims”), and shall reimburse each Indemnified Person for all reasonable fees and expenses (including the reasonable fees and expenses of counsel) (collectively, the “Expenses”) as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any Claim, whether or not an Indemnified Person is a party thereto, that is caused by, arises out of, or is based upon, any actions taken or omitted to be taken by the Company or any Indemnified Person in connection with this Agreement; provided, however, the Company will not be responsible for any Claims or Expenses of any Indemnified Person that are determined to have resulted directly from such Indemnified Person’s (x) willful misconduct, violation of law or gross negligence in connection with any of the action, inaction or the services described herein, or (y) use of any offering materials or information concerning the Company in connection with the offer or sale of the Placement Agent’s Securities in the Placement, which were not authorized for such use by the Company and which use constitutes gross negligence, violation of law or willful misconduct. In no event shall the Company or any Indemnified Person be responsible for any special, indirect or consequential damages incurred by the other.

B.
Promptly after receipt by the Placement Agent of notice of any claim or the commencement of any action or proceeding with respect to which any Indemnified Person is entitled to indemnity hereunder, the Placement Agent will notify the Company in writing of such claim or of the commencement of such action or proceeding, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses.  If the Company so elects or is requested by the Placement Agent, the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to the Placement Agent and will pay the reasonable fees and expenses of such counsel.  Notwithstanding the preceding sentence, the Placement Agent will be entitled to employ its own counsel separate from counsel for the Company and from any other party in such action if counsel for the Placement Agent reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and the Placement Agent.  In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company, in addition to fees of local counsel.

C.
The Company may not settle, compromise or consent to the entry of any judgment in any pending or threatened Claim, in which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party thereto), without the prior written consent of the Placement Agent (which will not be unreasonably delayed or withheld) unless such settlement, compromise or consent provides for an unconditional and irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

D.
The Company agrees to notify the Placement Agent promptly of the assertion against it or any other person of any Claim or the commencement of any action or proceeding relating to a transaction contemplated by this Agreement.

E.
If for any reason the foregoing indemnity is unavailable to the Placement Agent or insufficient to hold the Placement Agent harmless, then the Company shall contribute to the amount paid or payable by the Placement Agent as a result of such Claim or Expenses in such proportion as is appropriate to reflect (a) the relative benefits to the Company on the one hand, and the Placement Agent on the other hand, in connection with the Placement, (b) the relative fault of the parties, and (c) other equitable considerations; provided, however, that in no event shall the amount to be contributed by the Placement Agent exceed the fees actually received, or to be received, by the Placement Agent under this Agreement.  Notwithstanding the immediately preceding sentence, to the extent the exception to indemnification contemplated by Paragraph A of this Section applies with respect to the Placement Agent, the Company shall contribute to the amount paid or payable by the Placement Agent as a result of such Claim or Expenses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Placement Agent, on the other hand, in connection with the matters contemplated by the Agreement. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and the Placement Agent of the contemplated transaction (whether or not such transaction is consummated) shall be deemed to be in the same proportion that the aggregate cash consideration payable (or contemplated to be payable) in such transaction bears to the fees paid or payable to the Placement Agent under this Agreement.

F.
These indemnification provisions shall remain in full force and effect whether or not the transaction contemplated by this Agreement is completed, survive the termination of this Agreement, and be in addition to any liability that the Company might otherwise have to any Indemnified Person.

SECTION 6. ENGAGEMENT TERM.  The Placement Agent’s engagement hereunder will be until the earlier of the Closing Date and ninety (90) days after the date hereof.  The date of termination of this Agreement is referred to herein as the “Termination Date.”  In the event, however, in the course of the Placement Agent’s performance of due diligence it deems it necessary to terminate the engagement, the Placement Agent may do so prior to the Termination Date.  The Company may elect to terminate the engagement hereunder for any reason prior to the Termination Date but will remain responsible for fees pursuant to Section 3 hereof with respect to the Placement Agent Securities if sold in the Placement.  Notwithstanding anything to the contrary contained herein, the provisions concerning the Company’s obligation to pay any fees actually earned pursuant to Section 3 hereof and the provisions concerning confidentiality, indemnification and contribution contained herein, as well as provisions in Sections 10 – 14 hereof will survive any expiration or termination of this Agreement.  If this Agreement is terminated prior to the completion of the Placement, all fees and expenses due to the Placement Agent as set forth in Section 3 and Section 4 shall be paid by the Company to the Placement Agent on or before the Termination Date (in the event such fees are earned or owed as of the Termination Date).  The Placement Agent agrees not to use any confidential information concerning the Company provided to the Placement Agent by the Company for any purposes other than those contemplated under this Agreement.

SECTION 7. PLACEMENT AGENT INFORMATION.  The Company agrees that any information or advice rendered by the Placement Agent in connection with this engagement is for the confidential use of the Company only in its evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without the Placement Agent’s prior written consent.

SECTION 8. NO FIDUCIARY RELATIONSHIP.  This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof.  The Company acknowledges and agrees that the Placement Agent is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of the Placement Agent hereunder, all of which are hereby expressly waived.

SECTION 9. CLOSING.  The obligations of the Placement Agent, and the closing of the sale of the Placement Agent Securities hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company contained herein and in the Purchase Agreement, to the performance by the Company of its obligations hereunder and in the Purchase Agreement, and to each of the following additional terms and conditions, except as otherwise disclosed to and acknowledged and waived by the Placement Agent:

A.
All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery and validity of each of this Agreement, the Placement Agent Securities, and all other legal matters relating to this Agreement and the transactions contemplated hereby with respect to the Placement Agent Securities shall be reasonably satisfactory in all material respects to the Placement Agent.

B.
The Placement Agent shall have received from the Company’s counsel, Bradley Arant Boult Cummings LLP, such counsel’s written opinion with respect to the Placement Agent Securities, addressed to the Placement Agent and the Purchasers and dated as of the Closing Date, in form and substance reasonably satisfactory to the Placement Agent.

C.	The Placement Agent shall have received an executed FINRA questionnaire or bring down letter from each of the Company and the Company’s executive officers and directors

D.
Shares of Common Stock sold in the Placement, including shares of Common Stock issuable upon the exercise of the Warrants, must be registered under the Exchange Act as specified in the Registration Rights Agreement and the other Transaction Documents.  The Company shall have taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting or suspending from trading the Common Stock from the Trading Market or other applicable U.S. national exchange, nor has the Company received any information suggesting that the Securities and Exchange Commission or the Trading Market or other U.S. applicable national exchange is contemplating terminating such registration or listing, except as otherwise publicly disclosed.

E.
No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Placement Agent Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Placement Agent Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company.

F.
The Company shall have entered into a Purchase Agreement with each of the Purchasers or the sole Purchaser (as the case may be) of the Placement Agent Securities and such agreements shall be in full force and effect and shall contain representations, warranties and covenants of the Company as agreed upon between the Company and the Purchaser(s).

G.
FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements of this Agreement.  In addition, the Company shall, if requested by the Placement Agent, make or authorize Placement Agent’s counsel to make on the Company’s behalf, any filing with the FINRA Corporate Financing Department pursuant to FINRA Rule 5110 with respect to the Placement and pay all filing fees required in connection therewith.

H.
The Placement Agent shall have received customary certificates of the Company’s executive officers, as to the accuracy of the representations and warranties contained in the Purchase Agreement, a certificate of the Company’s Interim Chief Financial Officer in a form reasonably acceptable to the Placement Agent, and a certificate of the Company’s secretary certifying (i) that the Company’s charter documents are true and complete, have not been modified and are in full force and effect; (ii) that the resolutions of the Company’s Board of Directors relating to the Placement are in full force and effect and have not been modified; and (iii) as to the incumbency of the officers of the Company.

I.	The Placement Agent shall have received an executed lock-up agreement from each of the Company’s executive officers and directors prior to the Closing Date.

If any of the conditions specified in this Section 9 shall not have been fulfilled when and as required by this Agreement, all obligations of the Placement Agent hereunder may be cancelled by the Placement Agent at, or at any time prior to, the Closing Date.  Notice of such cancellation shall be given to the Company in writing or orally. Any such oral notice shall be confirmed promptly thereafter in writing.

SECTION 10. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State, without regard to principles of conflicts of law.  This Agreement may not be assigned by either party without the prior written consent of the other party.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.  Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived.  Any dispute arising under this Agreement may be brought into the courts of the State of New York or into the Federal Court located in New York, New York and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of aforesaid courts.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

SECTION 11. ENTIRE AGREEMENT/MISCELLANEOUS.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect.  This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both the Placement Agent and the Company.  The representations, warranties, agreements and covenants contained herein shall survive the Closing Date of the Placement and delivery of the Placement Agent Securities for the applicable statute of limitations.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

SECTION 12. NOTICES.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent to the email address specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is sent to the email address on the signature pages attached hereto on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the third business day following the date of mailing, if sent by an internationally recognized air courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages hereto.

SECTION 13. PRESS ANNOUNCEMENTS. The Company agrees that the Placement Agent shall, on and after the Closing Date, have the right to reference the Placement and the Placement Agent’s role in connection therewith in the Placement Agent’s marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

SECTION 14. PAYMENTS. All payments made or deemed to be made by the Company to the Placement Agent, its affiliates, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Payee”), if any, will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature (other than taxes on net income or similar taxes) imposed or levied by or on behalf of the United States or any political subdivision or any taxing authority thereof or therein unless the Company is or becomes required by law to withhold or deduct such taxes, duties, assessments or other governmental charges.  In such event, the Company will pay such additional amounts as will result, after such withholding or deduction, in the receipt by the Payee of the amounts that would otherwise have been receivable in respect thereof.  For the avoidance of doubt, all sums payable, paid or deemed payable under this Agreement shall be considered exclusive of value added tax, sales tax or other similar taxes which shall be borne by, paid, collected and remitted by the Company in accordance with applicable law.

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Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Placement Agent the enclosed copy of this Agreement.

Very truly yours,

A.G.P./ALLIANCE GLOBAL PARTNERS

By:
Name:	Thomas Higgins
Title:	Managing Director

Address for notice:

590 Madison Avenue 28th Floor
New York, New York 10022
Attn: Thomas Higgins
Email: thiggins@allianceg.com

Accepted and Agreed to as of
the date first written above:

MOMENTUS INC.

By:
Name:	John Rood
Title:	Chief Executive Officer

Address for notice:

3901 N. First Street
San Jose, California 95134
Attn: John Rood, Chief Executive Officer
Email:  john.rood@momentus.space

[Signature Page to Placement Agency Agreement]